Item 77.D.  Policies with respect to
Security Investments

At a meeting held on June 4, 2002, the
Board of MPAM Funds Trust (the "Trust")
authorized each of MPAM National Intermediate
Municipal Bond Fund and MPAM National
Short-Term Municipal Bond Fund to purchase
"custodial receipts", representing the right to receive future principal and interest payments on municipal obligations underlying such receipts. This change in each such Fund's permitted investments is reflected in an amendment to the Trust's registration statement that was filed on Form N-1A with the Securities and Exchange Commission on September 26, 2002.


NSAR_MPAM.77.D.doc